Exhibit 3.5

Series Drop 005, a Series of Otis Gallery LLC

Capitalized terms used but not defined herein have the meanings assigned to such terms in the Limited Liability Company Agreement of Otis Gallery LLC, as in effect as of the effective date set forth below (the “Operating Agreement”). References to Sections and Articles set forth herein are references to Sections and Articles of the Operating Agreement.

Name of Series	Series Drop 005, a Series of Otis Gallery LLC (“Series Drop 005”).

Effective Date of Establishment	August 30, 2019.

Managing Member	Otis Wealth, Inc. was appointed as the Managing Member of the Series Drop 005 with effect from the date of the Operating Agreement and shall continue to act as the Managing Member of Series Drop 005 until dissolution of Series Drop 005 pursuant to Section 11.01(b) or its removal and replacement pursuant to Section 4.03 or ARTICLE X.

Initial Member	Otis Wealth, Inc.

Series Drop 005 Asset	The Series Drop 005 Asset shall be the 2018 DOB and Arrows: Patchworks Skulls painting by Takashi Murakami and Virgil Abloh acquired by Series Drop 005 as at the date of this Series Designation and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series Drop 005 from time to time, as determined by the Managing Member in its sole discretion.

Asset Manager	Otis Wealth, Inc.

Asset Management Fee	Pursuant to the Asset Management Agreement, the Asset Manager is entitled to a Sourcing Fee as compensation for sourcing the Series Drop 005 Asset that is equal to 2.12% of the gross proceeds of the Offering, which the Asset Manager may waive in its sole discretion.

Issuance	Subject to Section 6.03(a), the maximum number of Series Drop 005 Interests the Company can issue is 1,250.

Number of Series Drop 005 Interests held by the Managing Member	Upon designation of Series Drop 005, the Managing Member was granted a single interest in Series Drop 005.

Broker	North Capital Private Securities Corporation

Brokerage Fee	1% of the purchase price of the Series Drop 005 Interests sold in the offering of the Series Drop 005 Interests (excluding the Series Drop 005 Interests acquired by the Managing Member)

Other Rights	Holders of Series Drop 005 Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series Drop 005 Interests.

Officers	There shall initially be no specific officers associated with Series Drop 005, although, the Managing Member may appoint officers of Series Drop 005 from time to time, in its sole discretion.

Minimum Interests	One (1) Interest per Member.